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                                                                    Exhibit 8.02


                      [FOLEY HOAG & ELIOT LLP LETTERHEAD]


December 18, 2001


PRI AUTOMATION, INC.
805 Middlesex Turnpike
Billerica, Massachusetts  01821

         Re:      Joint Proxy Statement of Brooks Automation Inc.
                  and PRI Automation, Inc. Prospectus of Brooks Automation, Inc.


Ladies and Gentlemen:

         We have acted as counsel to you, PRI Automation, Inc., a Massachusetts corporation ("PRI"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") to which this opinion appears as an exhibit, which includes the Joint Proxy Statement of Brooks Automation Inc., a Delaware corporation ("Brooks"), and PRI, and the Prospectus of Brooks (the "Joint Proxy Statement/Prospectus"). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of December 18, 2001, among Brooks, PRI and Pontiac Acquisition Corp., a Massachusetts corporation and direct wholly-owned subsidiary of Brooks.

         We have examined the law and such papers, including the Merger Agreement and the Joint Proxy Statement/Prospectus, as deemed necessary to render the opinion expressed below. Pursuant to the Merger Agreement, it is contemplated that Pontiac Acquisition Corp. will merge with and into PRI (the "Acquisition Merger") and that, immediately following the Acquisition Merger, PRI will merge with and into Brooks (the "Subsequent Merger" and, together with the Acquisition Merger, the "Mergers"). As to questions of fact material to our opinion we have relied on representations of Brooks, Pontiac Acquisition Corp. and PRI contained in letters addressed to us and attached to this letter (the "Letters of Representation"), without undertaking to verify the same by independent investigation; and upon representations set forth in the Merger Agreement (including the Exhibits).

         In our examination we have assumed that (i) the Mergers will be consummated in accordance with the terms of the Merger Agreement; (ii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or other jurisdiction of organization, is validly
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PRI AUTOMATION, INC.
December 18, 2001
Page 2

existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity, and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents, or assumptions upon which this opinion is based; and (viii) the business reasons for the Mergers will constitute a valid business purpose, within the meaning of Treasury Regulation section 1.368-1(b) and (c).

         The opinion expressed herein is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department proposed, temporary, and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. Our opinion is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

         We express no opinion as to the United States federal income tax consequences of the Mergers other than that described below, as to the effect of the Mergers on prior transactions, or as to any state, local, or foreign income or other tax consequences with respect to the Mergers.

         Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that the Mergers will constitute a reorganization within the meaning of section 368 of the Code.

         We are furnishing this letter to you solely for the purpose of filing with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such filing and to the references to our firm under the headings "Material Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This letter is not to be used, circulated, quoted, or otherwise referred to for any other purpose, and may not be relied upon by any person or entity other than you,
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PRI AUTOMATION, INC.
December 18, 2001
Page 3

without our prior written consent. We undertake no responsibility to update or supplement this letter.

         This letter may not be relied upon to satisfy the conditions set forth in Section 9.1(h) of the Merger Agreement with respect to your receipt of our opinion on a date within three business days prior to the mailing of the Joint Proxy Statement/Prospectus and on the Closing Date. Our delivery of opinions pursuant to Section 9.1(h) of the Merger Agreement will be subject to our receipt of additional representations of Brooks, Pontiac Acquisition Corp. and PRI.


                                                  Very truly yours,

                                                  FOLEY, HOAG & ELIOT LLP

                                                  /s/ Richard Schaul-Yoder
                                                  -------------------------
                                                  A Partner